UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2015

 Commission File Number: 001-36261

CHC Group Ltd.

(Exact name of Registrant as specified in its charter)

Cayman Islands	98-0587405
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

190 Elgin Avenue

George Town

Grand Cayman, KY1-9005

Cayman Islands

(Address of principal executive offices, including zip code)

(604) 276-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 23, 2015, CHC Group Ltd., or CHC, received a written notice from NYSE Regulation, Inc., or the Notice, stating that CHC is not in compliance with the continued listing standards set forth in Section 802.01C of the Listed Company Manual of the New York Stock Exchange, or the NYSE. Such noncompliance is based on the average closing price of CHC’s ordinary shares being less than $1.00 per share over a period of 30 consecutive trading days. CHC intends to respond to the NYSE of its intent to cure this noncompliance.

In accordance with NYSE rules, CHC has six months from the date of receipt of the Notice to achieve compliance with the continued listing standards of Section 802.01C. CHC can regain compliance with the minimum per share average closing price standard at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period, CHC has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. If CHC determines to remedy the non-compliance by taking action that will require shareholder approval, CHC must obtain shareholder approval by no later than its next annual meeting, and implement such action promptly thereafter.

CHC’s ordinary shares will continue to be listed and traded on the NYSE during the applicable cure period, subject to CHC’s compliance with the NYSE’s other applicable continued listing standards, under the symbol “HELI,” but will be assigned a “.BC” indicator by the NYSE to signify that CHC is below compliance with the NYSE’s continued listing standards. In the event that CHC fails to regain compliance with the continued listing standards of Section 802.01C by the expiration of the applicable cure period, the NYSE will commence suspension and delisting procedures with respect to CHC’s ordinary shares.

On July 24, 2015, CHC issued a press release announcing its receipt of the Notice. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by CHC Group Ltd. dated July 24, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHC GROUP LTD.

By:	/s/ Russ Hill
Name: Russ Hill
Authorized Signatory

Date: July 24, 2015

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by CHC Group Ltd. dated July 24, 2015